Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of PennantPark Floating Rate Capital Ltd. of our reports dated November 20, 2019 relating to our audit of the consolidated financial statements and internal control over financial reporting of PennantPark Floating Rate Capital Ltd. and its Subsidiaries, which appear in the September 30, 2019 Annual Report to Stockholders, which is also incorporated by reference into the Prospectus, which is part of this Registration Statement. We also consent to use in this Registration Statement of our report dated November 20, 2019 relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

New York, New York

December 16, 2019